For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS
• Record Quarterly Net Sales of $768.0 Million, an Increase of 40.5 Percent
• Earnings from Operations of $88.2 Million
• Diluted Earnings Per Share of $1.10

MANHATTAN BEACH, CA. – April 22, 2015 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in footwear, today announced financial results for the first quarter ended March 31, 2015.

First quarter 2015 net sales were $768.0 million compared to $546.5 million in the first quarter of 2014, an increase of 40.5 percent. Gross profit for the first quarter of 2015 was $332.5 million, or 43.3 percent of net sales, compared to $240.4 million, or 44.0 percent of net sales in the first quarter of 2014. Earnings from operations for the first quarter of 2015 were $88.2 million, or 11.5 percent of net sales, compared to net earnings from operations of $48.2 million, or 8.8 percent of net sales, for the first quarter of 2014.

“Skechers’ first quarter net sales of $768.0 million mark the highest quarterly revenues in the Company’s history. The net sales growth of 40.5 percent, which was against a previous record first quarter net sales in 2014, is attributable to the continued strong demand for our lifestyle, performance and kids’ footwear from both our customers and consumers around the world,” began David Weinberg, chief operating officer and chief financial officer. “The sales results are attributable to double-digit increases in our domestic and international wholesale businesses, and our worldwide Company-owned retail business, as well as single-digit increases in our ecommerce business. Additionally, for the quarter, our total Company-owned retail store comps were up over nine percent and our domestic wholesale business saw an average price per pair increase of $1.27 or 5.9 percent.”

Weinberg continued: “We achieved this growth despite significant headwinds, which included the strengthening U.S. dollar, unseasonably cold weather in many markets, and the slowdown at the West Coast ports. Further, our European Distribution Center was operating less efficiently than we had originally anticipated due to the transition to a new automation system combined with stronger than expected sales in the region. Additionally, to manage the increased demand and shipments, we are expanding our European Distribution Center by over 500,000 square feet, increasing it to more than one million square feet by the first quarter 2016.”

Net earnings in the first quarter of 2015 were $56.1 million compared to net earnings of $31.0 million for the first quarter of 2014. Net earnings per diluted share in the first quarter 2015 were $1.10 based on 51.1 million weighted average shares outstanding compared to a diluted net earnings per share of $0.61 based on 50.8 million weighted average shares outstanding for the same period in the prior year.

Robert Greenberg, SKECHERS chief executive officer, commented: “Having just achieved a new annual sales record of $2.4 billion in 2014, we expected the momentum to continue into 2015. We attribute this success to our constant development of fresh and innovative products that are appealing to a widening audience around the world, the continued marketing support we provide for every key product category, the diverse global distribution strategy, and, finally, our tremendous logistical support and inventory management. Our expanding product line and marketing focus is broadening our demographic reach, including Demi Lovato to tweens and teens as she supports our Skechers Sport line, to avid golfers as Matt Kuchar plays in Skechers GO Golf, and to tech savvy kids with Game Kicks, the shoe with a memory game built in. Along with marketing campaigns for these collections, we ran a Relaxed Fit Footwear commercial starring Pete Rose during the Super Bowl, and introduced many new commercials in support of our Spring collection, including Stretch Fit with Brooke Burke-Charvet and Skechers Memory Foam with British actress and model Kelly Brook, who is now appearing on the NBC comedy One Big Happy. Already this month, we debuted our new Ringo Starr Relaxed Fit Footwear campaign and Meb, winner of the 2014 Boston Marathon, appeared in Skechers GOmeb Speed 3 on the cover of Runner’s World. We are also airing many of our product and lifestyle focused campaigns around the world, creating global synergy between product and marketing. Now, more than ever, we are seeing many of the same products resonating across six continents, and quickly leveraging the success we are experiencing in the United States to global markets. This resulted in international sales growth of 59 percent in the first quarter, which comprised 37 percent of our total sales for the quarter, bringing us closer to our goal of international sales representing 50 percent of our business. Our Skechers stores, at 1,063 at quarter-end—including 610 international locations owned by distributors or franchisees, continue to be an important part of our brand building and growth strategy, and we expect to grow the total Skechers store base to approximately 1,250 by year-end 2015. With the demand for our key product initiatives in the United States, Asia, Europe, the Middle East and South America remaining very high, we believe the growth that we experienced in the first quarter will continue in 2015.”

Mr. Weinberg added: “Our record 2015 first quarter and a strong start to April in terms of revenues and backlogs, including double-digit domestic and international retail comps, leads us to believe that our accelerated growth trend will continue through the second quarter and into the back half of 2015. We believe we are well positioned to maintain this growth with the combination of $396.7 million in cash, in-line inventory levels, and the expectation of an additional 155 to 175 SKECHERS distributor-, joint venture-, franchisee- and Company-owned stores opening later this year in addition to the 39 opened in the first quarter. We are looking forward to what we believe will be record sales for a second quarter, delivering our back-to-school product, and a new annual sales record. We are comfortable with analysts’ estimates for the second quarter, and we see upside opportunity in the third quarter.”

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 120 countries and territories worldwide via department and specialty stores, more than 1,050 SKECHERS retail stores, and the Company’s e-commerce website. The Company manages its international business through a network of global distributors, joint venture partners in Asia, and 12 wholly-owned subsidiaries in Brazil, Canada, Chile, Japan and throughout Europe. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future growth, financial results and operations, its development of new products, future demand for its products and growth opportunities, its planned opening of new stores, advertising and marketing initiatives, and the expansion plans for the Company’s European Distribution Center. Forward-looking statements can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2014. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$396,710	$466,685
Trade accounts receivable, net	442,688	272,103
Other receivables	13,440	16,510

Total receivables	456,128	288,613
Inventories	392,192	453,837
Prepaid expenses and other current assets	51,401	57,015
Deferred tax assets	18,864	18,864

Total current assets	1,315,295	1,285,014
Property, plant and equipment, net	375,586	373,183
Other assets	22,702	16,721

Total non-current assets	398,288	389,904

TOTAL ASSETS	$1,713,583	$1,674,918

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$99,762	$101,407
Accounts payable	321,034	352,815
Short-term borrowings	87	1,810
Accrued expenses	61,467	49,705

Total current liabilities	482,350	505,737
Long-term borrowings, excluding current installments	13,660	15,081
Other long-term liabilities	21,040	19,993

Total non-current liabilities	34,700	35,074
Total liabilities	517,050	540,811
Stockholders’ Equity:
Skechers U.S.A., Inc. equity	1,133,480	1,075,249
Noncontrolling interests	63,053	58,858

Total equity	1,196,533	1,134,107

TOTAL LIABILITIES AND EQUITY	$1,713,583	$1,674,918

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Net sales	$767,997	$546,518
Cost of sales	435,457	306,115

Gross profit	332,540	240,403
Royalty income	1,882	3,022

	334,422	243,425

Operating expenses:
Selling	49,092	36,742
General and administrative	197,141	158,523
	246,233	195,265

Earnings from operations	88,189	48,160
Other income (expense):
Interest, net	(2,650)	(2,593)
Other, net	(4,761)	(1,082)

	(7,411)	(3,675)

Earnings before income tax expense	80,778	44,485
Income tax expense	19,120	11,437

Net earnings	61,658	33,048
Less: Net earnings attributable to noncontrolling interests	5,578	2,083

Net earnings attributable to Skechers U.S.A., Inc.	$56,080	$30,965

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$1.10	$0.61

Diluted	$1.10	$0.61

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	50,804	50,558

Diluted	51,143	50,844